EXHIBIT 10.15

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This FIRST AMENDMENT to the Employment Agreement (the “Employment Agreement”) dated as of June 12, 2000 between Tommy Hilfiger U.S.A., Inc. (the “Company”) and Joel H. Newman (“Executive”) is dated as of May 7, 2003.

WHEREAS, the Company and Executive have agreed to modify the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, the parties hereto agree as follows:

1. Section 1 of the Employment Agreement is hereby amended to read in its entirety as follows:

Term. The employment of Executive under this Agreement shall commence on June 12, 2000 and shall continue through March 31, 2004 (the “Term”), subject to the terms and provisions of this Agreement. The Term shall be automatically renewed from year to year unless either party shall give the other written notice at least ninety (90) days prior to the end of the then-current term of its intention that the then-current term is not to renew.

2. The first two sentences of Section 5(b) of the Employment Agreement are hereby deleted and replaced with the following provisions:

(i) Other Terminations. This Section 5(b)(i) shall apply if (x) Executive’s employment under this Agreement terminates because the Company or Executive elects not to renew this Agreement (a “Nonrenewal”), or (y) Executive’s employment under this Agreement is terminated by the Company other than under Section 4(a)(i) or 4(b), or by Executive for Good Reason (a “Qualifying Termination”). In such event, except as provided below in Sections 5(b)(ii) and subject to Section 5(b)(vi), the sole obligations of the Company to Executive shall be: (A) to make the payments described in clauses (i) and (ii) of Section 5(a); (B) to pay Executive the Bonus Amounts (as defined below); (C) to continue to pay Executive’s Base Salary at the annual rate in effect immediately before the termination (disregarding any decrease in the Base Salary in breach of this Agreement), in substantially equal semi-monthly installments, for the Severance Period (as defined below); provided, that the amount payable under this clause (C) shall be subject to offset by any compensation Executive receives from other employment or self-employment (the “Offset”); and (D) to provide Executive with Company-sponsored long-term disability coverage for the shorter of the Severance Period or the period until Executive becomes eligible for similar coverage from a subsequent employer.

(ii) Certain Terminations. In the event of a Qualifying Termination that occurs during 2003, subject to Section 5(b)(vi), in addition to the com-

pensation and benefits required by Section 5(b)(i), Executive shall receive a full year of credited service for the calendar year 2003 for purposes of the Company’s Supplemental Executive Retirement Plan or any successor thereto. In addition, in the event of a Qualifying Termination that occurs within two years after a Change of Control (as defined below), the Offset shall not apply.

(iii) Change of Control. “Change of Control” shall mean the first to occur of:

(A) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either A(x) the then outstanding ordinary shares of common stock of the Company (the “Outstanding Company Ordinary Shares”) or B(y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 5(b)(iii)(A), the following acquisitions shall not constitute a Change of Control: (I) any acquisition directly from the Company; (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (IV) any acquisition by any entity pursuant to a transaction which complies with clauses (I), (II) and (III) of subsection (C) of this Section 5(b)(iii); or

(B) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on be-half of a Person other than the Board; or

(C) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company and or any of its subsidiaries, or a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (I) all or substantially all of the individuals and en-

tities that were the beneficial owners of the Outstanding Company Ordinary Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Ordinary Shares and Outstanding Company Voting Securities, as the case may be, (II) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then out-standing voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (III) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(D) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(iv) “Bonus Amounts” shall mean (A) any unpaid Annual Cash Incentive Bonus for the most recent fiscal year that ends on or before the date of termination to which Executive is entitled under Section 3(b)(ii); plus (B) in the case of a Qualifying Termination before March 31, 2004, $634,000 (representing the minimum amount of the Annual Cash Incentive Bonus for the fiscal year ended March 31, 2004); plus (C) in the case of a Qualifying Termination before March 31, 2004, the amount of any Annual Cash Incentive Bonus (if any) in excess of $634,000 that Executive actually earns based on performance for the entire fiscal year ended March 31, 2004; plus (D) if such date of termination is after March 31, 2004 and does not occur on the last day of a fiscal year of the Company, a pro-rata portion of the Annual Cash Incentive Bonus (if any) that otherwise would have been payable to Executive in respect of the fiscal year in which the date of termination occurs. The Bonus Amounts described in clause (A) and clause (B) shall be payable within 30 days after the date of termination, and the Bonus Amounts described in clause (C) and clause (D) shall be payable at the time referred to in Section 3(b) above.

(v) “Severance Period” shall mean (A) in the case of a Nonrenewal or a Qualifying Termination before March 31, 2004, the period from the date of termination through March 31, 2005, and (B) otherwise, the period from the date of termination through the first anniversary of the last day of the renewal term in effect immediately before the date of termination.

3. The remainder of Section 5(b) is hereby labeled as subsection (vi). The references therein to “the separation payments referred to in this Section 5(b)” shall be deemed to refer to the separation payments and benefits referred to in clauses (C) and (D) of the second sentence of Section 5(b)(i) and Section 5(b)(ii) above and the Bonus Amounts described in clauses (B), (C) and (D), if applicable, of Section 5(b)(iv) above. The last sentence thereof is hereby amended to read in its entirety as follows:

Executive also agrees to notify the Company’s Senior Vice President of Human Resources promptly upon his obtaining other employment or commencing self-employment during the Severance Period and to provide the Company with sufficient information regarding his compensation and benefits therefrom to determine the Offset (if applicable) and whether Executive remains entitled to receive long-term disability benefits from the Company.

4. Section 6(b) of the Employment Agreement is hereby amended by adding the following sentence at the end thereof:

Notwithstanding the foregoing, this Section 6(b) shall terminate, and shall have no further force or effect, from and after the termination of Executive’s employment with the Company for any reason within two years following a Change of Control.

5. The Employment Agreement is in all other respects ratified and confirmed without amendment.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.

TOMMY HILFIGER U.S.A., INC.

By:	/s/ JOEL J. HOROWITZ
Joel J. Horowitz Chairman and Chief Executive Officer

/s/ JOEL H. NEWMAN
Joel H. Newman

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